Exhibit 10.1
TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), by and between Pharmagistics (“Pharmagistics”), a division of PUBLICIS SELLING SOLUTIONS, INC., a New Jersey corporation (“PSS”) with offices located at 309 Pierce Street, Somerset, New Jersey and RVA CONSULTING, LLC, a New Jersey limited liability company with offices located at 1600 Cottontail Lane, Somerset, New Jersey (“RVA”)
WITNESSETH
     WHEREAS, PSS purchased the assets relating to the Pharmagistics business pursuant to that certain Asset Purchase Agreement dated February 23, 2007 by and among Healthcare Logistics LLC, William C. Pollock, Jr; Suzanne Pollock, Anandale Investments LLC, Thomas Pollock, Robert George and Pharmagistics LLC (Pharmagistics LLC and Healthcare Logistics LLC, collectively, “Seller”), as amended by that certain First Amendment to Asset Purchase Agreement dated as of June 15, 2007 (the Asset Purchase Agreement and the First Amendment to Asset Purchase Agreement, collectively, the “Purchase Agreement”);
     WHEREAS, on December 31, 2006 Seller owned a 70% interest in RVA;
     WHEREAS, on January 1, 2007, Seller sold the 70% interest in RVA to RVA Holdings, LLC, a New Jersey limited liability company with offices located at 5 Cold Hill Road South, Mendham, NJ 07945-0210;
     WHEREAS, Section 7.7 of the Purchase Agreement requires Pharmagistics to provide office space and certain services to RVA during the two-year period commencing January 1, 2007 and ending December 31, 2008 (the “Transition Period”); and
     WHEREAS, the parties wish to set forth their agreements with respect to their respective rights and obligations during the Transition Period;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. USE OF OFFICE SPACE
     During the Transition Period RVA shall have the right to use the 9,000 square feet of office space, the additional conference room and the reception area in the building located at 1600 Cottontail Lane, Somerset, New Jersey that RVA used for the conduct of the RVA business immediately prior to the commencement of the Transition Period (the “Office Space”). Use of the Office Space includes common area maintenance, cleaning and security to be provided by the landlord, general supplies, utilities, including electricity, heat and air conditioning; and use of telephones and fax machines.

2. TRANSITION SERVICES
2.1	IT Services. During the Transition Period Pharmagistics shall provide RVA up to 120 hours of IT support per month in 2007 and up to 60 hours of IT support per month in 2008. RVA shall also have the right to use Pharmagistics computer infrastructure during the Transition Period (the “IT Services”). The IT services shall include phone system support, hardware purchase orders, user set-up and maintenance, help desk support, printer support, including ink cartridges; VPN support, server and network support and maintenance, including e-mail, Blackberry, laptops and desktops; firewall and data line support and maintenance; data back-up services and software updates and support (collectively, the “IT Services”).

2.2	HR Services. During the Transition Period Pharmagistics shall provide RVA up to 120 hours of HR support per month in 2007 and up to 60 hours of HR support per month in 2008. The HR services shall include benefits administration, including maintaining records of medical, dental and disability insurance coverage and 401(k) plan participation; processing new enrollees, changes and terminations; distribution of mandatory benefit plan related material to all eligible employees; Workers Compensation and general liability insurance, including maintaining records of coverage and ensuring proper level of coverage to meet client-specific and state requirements; employee relations, including conducting exit interviews and process-related communications such as COBRA coverage notification, benefit termination information and final pay calculation; maintaining personnel files, human relations communications, including offer letters, new-hire packets, promotion and adjustment letters, performance improvement letters, termination letters and policy-related information; background investigation, including conducting thorough seven-year background investigation for all field employees and ensuring that all client requirements are satisfied; ensuring that all new hires satisfy drug screening requirements; assist with the development of job descriptions for internal corporate employees, assist in developing recruitment plan and website use, ensure that all new hires are eligible for employment in the United States; new hire orientation including review of employee/employer information, benefit plans and other personnel matters and ensure that all new hires return new hire documentation relating to payroll, benefits and policies; policy development and administration including development of company policies and procedures and ensuring consistent, unbiased implementation of policies and procedures; and legal compliance and support, including ensuring compliance with federal and state legislation pertaining to personnel matters, monitoring practices and procedures to ensure compliance with employment laws and regulations, EEOC compliance and minority business compliance (collectively, the “HR Services”).

2.3	Accounting Services. During the first three months of the Transition Period Pharmagistics shall provide RVA accounting services intended to enable RVA to develop independent accounting capability (the “Accounting Services”).

3. FEE FOR SERVICES; INVOICING.
3.1	Monthly Service Fee. During 2007 RVA shall pay Pharmagistics a monthly fee (the “Transition Services Fee”) in the amount of $200,000 for the use of the Office Space and the IT Services, the HR Services and the Accounting Services (collectively, the “Services”). During 2008 RVA shall pay Pharmagistics a monthly fee in the amount of $100,000 for the use of the Office Space and the Services.

3.2	Fee for Additional Service. In the event that during any month RVA requests, and Pharmagistics provides, Services for a number of hours greater than the hours set forth in Section 2, RVA shall pay for such excess Services at the hourly rate of $100.00 for excess IT Services, $125.00 for excess HR Services and $120.00 for excess Accounting Services (“Excess Services Fees”).

3.3	Invoicing. Pharmagistics shall invoice RVA monthly in arrears for the Transition Services Fee and any Excess Services Fees incurred by RVA during the immediately preceding month. Such invoices shall be payable no later than thirty (30) days after the invoice date.
4. NO WARRANTIES.
     RVA acknowledges and agrees that Pharmagistics has not made any representations, warranties, or agreements as to any matter concerning the Office Space or the Services. RVA occupied the Office Space and used the Services prior to the execution of the Purchase Agreement, and accordingly, RVA represents and warrants to Pharmagistics that RVA has made its own independent inspection and investigation of the Office Space and the Services, and is accepting the Office Space and Services in “AS-IS”, “WHERE-IS” condition, with all faults. RVA intends to rely solely on its own inspection and investigation of the Office Space and the Services. Any information or documents delivered by Pharmagistics to RVA are delivered without warranty or representation with respect to accuracy, completeness, or fitness for any particular use. Accordingly, RVA hereby releases Pharmagistics and its affiliates, and any officers, directors, and representatives of Pharmagistics and its affiliates from, and waives any and all causes of action or claims against any such Persons for any and all liability attributable to any representation, warranty, covenant or agreement with respect to the Office Space or the Services.
5. INDEMNIFICATION.
5.1	Mutual Indemnification. Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party and its affiliates, directors, officers and employees (the “Indemnified Party”) from and against any and all losses, claims, damages, expenses or liabilities (including reasonable attorney’s fees) (collectively “Losses”) that the Indemnified Party may incur as a result of any claim, suit or proceeding against the Indemnified Party that results or arises from (i) any property damage to the Office Space, (ii) any error or omission caused by the gross negligence or intentional misconduct of the Indemnifying Party, or (iii) the Indemnifying Party’s breach of its obligations hereunder; provided, however, that the Indemnifying Party shall not be obligated to indemnify, defend or hold harmless the Indemnified Party against any Losses to the extent such Losses are caused (a) by the gross negligence or willful misconduct of the Indemnified Party, or the Indemnified Party’s breach of its obligations hereunder.

5.2	Indemnification Procedure. If there arises any claim for which an Indemnified Party may seek indemnification under this Section 5, such Indemnified Party shall promptly inform the Indemnifying Party of any such claim The Indemnified Party may, at its option and expense, have its own counsel participate in any proceeding under the direction and control of the Indemnifying Party and shall cooperate with the Indemnifying Party and its insurer in the disposition of any such matters.

5.3	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR DIRECT, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS, EVEN IF SUCH PARTY HAS BEEN SPECIFICALLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6. FORCE MAJEURE.
     Neither party shall be liable or deemed in default under this Agreement for any delay or failure to perform (other than the failure to make any required payment when due) resulting from any cause beyond that party’s reasonable control.
7. TERMINATION.
     If one party commits a material breach of its obligations under this Agreement (including a payment default), the other party may terminate this Agreement upon written notice to the other party if the breaching party fails to cure such breach within 30 days of written notice thereof.
8. NOTICE.
     Any notice given by a party to the other party under this Agreement shall be in writing and shall be given (a) by personal delivery, with receipt acknowledged, or (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognized next business day delivery service, to the following address:
If to Pharmagistics:
Pharmagistics
309 Pierce Street

Somerset, New Jersey
Attn: Robert George
With copies to:
Publicis Selling Solutions, Inc.
2000 Lenox Drive, Suite 100
Lawrenceville, NJ 08648
Attn: Karen Kelly
Re:Sources Legal
35 West Wacker Drive
Chicago, IL 60601
Attn: Sondra J. Thorson
If to RVA:
RVA Holdings LLC
c/o Maffei Masiello & Co.
Post Office Box 210
Cold Hill Road South
Mendham, NJ 07945-0210
9. MISCELLANEOUS.
9.1	This Agreement (i) constitutes the entire agreement between the parties relating to its subject matter and merges and supersedes and terminates all prior written and oral agreements, and all contemporaneous oral agreements, between the parties relating to its subject matter, and (ii) may not be amended except by a writing signed by the party against which such amendment is sought to be enforced.

9.2	This Agreement may not be assigned or transferred by either party without the prior written consent of the other party.

9.3	This Agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles applied in the State of New Jersey, and (ii) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

9.4	In the event that any provision of this Agreement is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included.

9.5	The headings of the Sections of this Agreement are for convenience of reference only, are not part of this Agreement and shall not be used in its interpretation.

9.6	No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or exercise of any, other right, power or remedy under this Agreement. No waiver of any provision of this Agreement shall be effective unless such waiver shall be in writing and signed by the party giving such waiver. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by law.

9.7	This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.8	Signatures delivered via facsimile or electronically as a pdf copy shall be effective as original signatures.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PUBLICIS SELLING SOLUTIONS, INC. on behalf of its Pharmagistics Division		RVA CONSULTING, LLC By: RVA HOLDINGS, INC.

By:		By:
	Michael Iafolla		Name:
	President		Title: